UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2017

GREAT BASIN SCIENTIFIC, INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 16, 2017 the Company received from Hudson Bay Master Fund Ltd. (“Hudson Bay”) an Event of Default Redemption Notice (the “Notice”) which was provided pursuant to Section 4(b) of the 2017 Series A Senior Secured Convertible Notes (the “Notes”), dated April 17, 2017, in the original principal amount of $20.3 million. The Note issued to Hudson Bay is in the principal amount of $14.5 million.  Hudson Bay has alleged in the Notice that the Company has admitted that it cannot pay its debts as they become due and that the alleged admission constitutes an Event of Default as set forth in Section 4(a)(vi)E of the Note.  The Company and Hudson Bay have begun discussions for a forbearance of the default, however there can be no assurance the Company and Hudson Bay will be able to agree on terms of the forbearance.  Unless an agreement for forbearance is reached with Hudson Bay, the Company is required to pay the full amount due under the Note issued to Hudson Bay, totaling $18.3 million, which includes principal, interest and the Event of Default Redemption Premium, within 3 business days from the Company’s receipt of the Notice.  The Company does not have the funds to repay the Note, therefore, if forbearance is not granted, the Company may have to cease operations and the holders of the Notes may exercise their rights under that certain Security Agreement dated June 29, 2016.  Aside from Hudson Bay there are five holders of the Notes, all of whom may exercise their rights to declare an Event of Default.  If the remaining holders of the Notes were to declare an Event of Default and demand repayment pursuant to Section 4(b) of the Notes, the Company will owe an additional $7.3 million in principal, interest and the Event of Default Redemption Premium.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: August 18, 2017	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer